EXHIBIT 99 (b)(3)


        [Pursuant to Rule 306 of Regulation S-T, on behalf of Ferrotec Corporation, I hereby represent that the following is a fair and accurate English translation of the loan agreement originally written in Japanese.


                                         FERROTEC CORPORATION

                                         By: /s/ Akira Yamamura
                                             -----------------------------------
                                             Name:   Akira Yamamura
                                             Title:  President]


                                 LOAN AGREEMENT

ARTICLE 1  LOAN
      Dai-ichi Life Insurance Mutual Corporation (hereinafter referred to as "Lender") has agreed to loan to the borrower named below (hereinafter referred to as "Borrower"), and Borrower has agreed to receive such loan according to the terms and conditions set forth herein:

      1. Borrower      Ferrotec Corporation
      2. Amount        (Y) 200,000,000        3. Purpose:   Equipment investment
      4. Maturity Date November 30, 2001
      5. Repayment     Payments shall be tendered on the last day of every month
                       commencing in March  2000. The  sum  of (Y)  9.5  million
                       shall be repaid each month until October 2001.
                       The sum of (Y) ----  shall be repaid until each month
                       until --------.
                       Any remaining amount shall be paid at the maturity   date
                       above.
      6. Interest Rate 1.675%            Calculated daily with 1 year comprising
                       365 days.
                       The interest  rate may be altered by mutual  agreement of
                       the  parties  in  accordance   with  market   conditions.
                       Borrower shall comply with any separate agreement reached between the parties through mutual discussions.

      7. Interest Repayment
                       Interest  shall be paid on the loan date as well as every
                       month on the ____ day  commencing on  _____________,  and
                       interest  calculated  from the loan date or day following
                       the  prior  interest  payment  date to  either  the  next
                       interest  payment date or maturity  date set forth above,
                       whichever is applicable, shall be prepaid.
      8. Bank and Year End Holidays
                       In the event that the date for  payment of  principal  or
                       interest  falls on a bank holiday,  such payment shall be
                       made on the preceding business day. Bank holidays include
                       non-business days as well as December 30 and December 31.
                       In addition, Borrower shall follow any other instructions
                       received from the Lender.
      9. Payment Location
                       Payment of principal and interest and the  performance of
                       any other obligation arising under his Agreement shall be
                       performed  at the  location  and in  accordance  with any
                       directions specified by Lender.
      10. Penalty      In the event that Borrower fails to perform the financial
                       obligations prescribed in this Agreement, or comply with the interest payment maturity dates specified in Article
                       3, Borrower shall pay a penalty on the outstanding loan amount of 14% per year commencing from the day after the scheduled payment date.

ARTICLE 2  COLLATERAL
      Borrower shall not harm or engage in any act that may impair its valuable assets, current or future, by transferring, leasing, or otherwise pledging such assets without the consent of Lender. Upon the request of Lender, Borrower shall pledge the assets specified by Lender as collateral for the obligations arising under this Agreement, and shall take all necessary steps to secure the loan.

ARTICLE 3 REPAYMENT ACCELERATION
      1. Regardless of any notice from Lender, Borrower shall immediately repay its financial obligations in full and shall forfeit all interest paid to Lender in consideration of its obligations to Lender, in the event of the following:
          a) Borrower stops repayment, becomes insolvent, or commences procedures for recomposition, restructuring, reorganization, or liquidation;
          b)  Stop payment received from check clearing institution;
          c) Notice of seizure, temporary impoundment, injunction, or disposition is sent; or
          d) Borrower's location is unknown due to the fault of Borrower such as the failure to submit a change of address notice.

      2. Upon notice from Lender, Borrower shall immediately repay its financial obligations in full and shall forfeit all interest paid to Lender in consideration of its obligations to Lender in the event of the following:
          a) Failure to pay the principal or interest required by this Agreement even on one occasion;
          b) Notice of seizure, temporary impoundment, injunction, or disposition regarding Borrower's assets is sent, or sale of Borrower is declared;
          c) Material adverse change to Borrower's credit standing due to the deterioration of business or assets;
          d)  Borrower fails to tender sufficient funds even on one occasion;
          e) Breach of the material terms of this Agreement, actions that harm Lender, and the performance of any other act in bad faith;
          f) Any of the items in this Section apply to any Guarantor or provider of collateral under this Agreement;
          g) At any other time when necessary and Lender has just cause in protecting its interest.

ARTICLE 4 DISBURSEMENT IN INSTALLMENTS
      1. In the event that the loan is to be disbursed in installments pursuant to this Agreement, the parties shall discuss and agree upon the disbursement schedule and sum.
      2. In the event that one of the events specified in Article 3 applies to Borrower, any Guarantor, or provider of collateral.
      3. Regardless of Article 1 and the other preceding Articles, Lender may disburse any remaining loan amount two years after the execution of this Agreement.

ARTICLE 5 OFFSET
      1. In the event that the loan has matured, or the payment of the interest is accelerated, or any other reason arises requiring Borrower to satisfy its obligations under this Agreement, Lender may at any time offset any claim of Borrower or any Guarantor notwithstanding the maturity of such claim.
      2. In the event that payment of interest is accelerated, any insurance agreement between Lender and Borrower, or Lender and any Guarantor, may be terminated despite the contrary intent of the parties, and such termination shall be deemed effective as of the acceleration date. Lender may offset any proceeds from such cancellation against the outstanding loan balance.
      3. In the event that Lender elects to offset as described in Sections 5.1 or 5.2, the calculation period for offset of interest and penalties on any outstanding obligation shall be until the actual calculation date.

ARTICLE 6 PREPAYMENT
      1. When Borrower desires to prepay part or all of the principal prior to the loan maturity date not in accordance with the repayment schedule prescribed in this Agreement, Borrower shall provide written notice to Lender ten (10) business days prior to such repayment, and shall receive prior consent from Lender.
      2. In the event of prepayment pursuant to Article 6.1, upon the request of Lender and in the event that Lender's return as agreed upon by the parties does not amount to Lender's actual investment return, Borrower shall pay to Lender a penalty in the amount specified by Lender within the range of the difference between the return agreed upon by the parties and Lender's normal return as calculated from the date after the maturity date until the date of calculation (Based on calculations with one year consisting of 365 days).
      3. In the event the penalty amount calculated according to Article 6.2 is less than two percent (2%) of the total repayment amount, or in the event that the return agreed upon by the parties does not amount to Lender's actual investment return, Lender may specify the amount of penalty up to 2% of the prepayment amount.

ARTICLE 7 REPAYMENT PRIORITY
      In the event that the repayment proceeds are insufficient to eliminate Borrower's obligation to Lender under this Agreement or any other outstanding obligation, Lender may specify the appropriate order of repayment, and Borrower shall not object to this order.

ARTICLE 8 PROMISSORY NOTE
      Upon the request of Lender, Borrower shall provide a promissory note acceptable to Lender to secure the obligations arising under this Agreement. Nonetheless, Lender may still demand Borrower perform the obligations set forth in this Agreement without resorting to the rights granted in such promissory note.

ARTICLE 9 ADDITIONAL SECURITY AND COLLATERAL
      Upon the request of Lender, when just cause arises necessitating additional security, Borrower shall supplement security by immediately providing new or additional collateral or supplying Guarantor(s) acceptable to Lender.

ARTICLE 10 LIABILITY AND INDEMNITY
      1. In the event Lender suffers any loss, harm, or injury due to the loss or destruction of any document or note due to such unforeseen circumstances as a disaster, accident, or shipping mishap, Borrower shall honor its obligation based on the Lender's books and records. Moreover, upon the request of Lender, Borrow shall immediately provide Lender with a copy of such documentation or note. In the event of injury caused thereby, Borrower shall not seek damages against Lender.
      2. In the event that Lender has transacted business confirming with reasonable care that the signatures and seals on Borrower's document or note are correct, Borrower shall bear all liabilities arising from the forgery, alteration, or other incident associated with such documents, notes, or writings, and assume all responsibility for the content of such documents and notes.

ARTICLE 11 GUARANTOR ACKNOWLEDGMENT
      1. Guarantor shall not raise any objection whatsoever in the event that Lender, at its own discretion, substitutes or releases part or all of the collateral or security secured under this Agreement, and shall not make any claim against Lender in the event that liability is incurred as the result of substitution or release.
      2. In the event that Guarantor satisfies part or all of the obligations set forth in this Agreement, Guarantor shall not use any right received from Lender without Lender's consent, and shall transfer to Lender any such right or value obtained under the Agreement upon the request of Lender.

ARTICLE 12 BUSINESS CHANGES
      Borrower shall notify and receive Lender's prior consent when it intends to make any material changes to its business including a merger, complete or partial sale, or capital reduction.

ARTICLE 13 REPORTING BUSINESS CHANGES
      1. Borrower shall immediately notify Lender in writing of any changes in its corporate name, trademarks, corporate officers, address, or corporate seal to Lender.
      2. When any notice or documentation sent by Lender to Borrower is delayed or returned due to Borrower's failure to provide notice of the above changes, it shall be deemed that such document arrived in its normal course. In addition, Borrower shall completely indemnify Lender for all liabilities arising due to Borrower's failure to comply with
          Article 13.1.

ARTICLE 14 DUTY TO REPORT
      1. Borrower shall provide Lender with a balance sheet, cash flow statement, ledger showing outstanding loans, and other detailed financial statements at the end of each fiscal year.
      2. Upon request, Borrower shall immediately provide to Lender documents such as a loan balance table, list of capital, and detail financial statements.
      3. In addition to the documents listed above, Lender may request production or inspection of reports concerning assets, operations, and financial condition at any time.

      4. When a material change actually occurs with regard to the assets, operations, or financial condition of Borrower, or when such change is imminent, Borrower shall immediately inform Lender of such change without any request from Lender.

ARTICLE 15 NOTARIZED INSTRUMENT
      1. Upon request of Lender at any time, Borrower shall take the necessary procedures to create a notarized instrument, and cause a notary public to notarize such instrument. Borrower shall accept compulsory execution of this instrument in recognition of the obligations contained in this Agreement
      2.  Section 15.1 applies to any Guarantor as well.

ARTICLE 16 EXPENSES
      Borrower shall bear all expenses necessary for the creation of this Agreement, the execution of any other related agreement, performance of this Agreement, and the means enabling Lender to exercise its rights in connection with this Agreement.

ARTICLE 17 JURISDICTION AND VENUE
      The laws of Japan shall apply to the transaction underlying this Agreement, and in the event of any dispute concerning the rights and obligations arising under this Agreement, the court of proper jurisdiction shall be the Tokyo District Court.

One copy of this document has been created and sealed (stamped) by the parties as a testament of this Agreement. This copy will be maintained by Lender.

November 19, 1999

     Lender             Dai-ichi Life Insurance Mutual Corp., Inc.
                        1-13-1 Yurakucho, Chiyoda-ku, Tokyo
                        Tomijiro Morita

     Borrower           Ferrotech, Inc.
                        5-24-8 Higashi-Ueno, Higashi-ku, Tokyo
                        Akira Yamamura, Representative Director   [COMPANY SEAL]